Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 1st day of October, 2019 by and between JOHN REDMOND (hereinafter “Executive”), whose address is 11492 Snow Creek Avenue, Las Vegas, Nevada 89135, and ALLEGIANT TRAVEL COMPANY, a Nevada corporation (hereinafter “the Company”), whose address is 1201 N. Town Center Drive, Las Vegas, Nevada 89144.

Compensation Premise

The Company has always been designed to be a travel company and much more than an airline. Throughout our history, we have sold hotel rooms, rental cars and attractions to our leisure customers to add to their leisure experience and to increase our profitability. Historically, we have relied on our airline personnel to run all aspects of our business.

Having John Redmond on our Board of Directors since 2007 has provided us with his hotel experience in the role of independent Board member. When John joined the management team as President in 2016, we were able to begin to benefit from his day to day management skills as well as his world-class experience as a hotel resort expert through his decades of leadership at MGM Resorts.

During these three years, John has immersed himself in the airline and helps to actively oversee all aspects of the business. John has provided organizational skills, perspective and leadership throughout the organization.

As an airline, we garner only a small fraction of the vacation spend of our customers. By selling hotel rooms, rental cars and attractions as a middleman, our share increases but still leaves most of the vacation spend to other providers. With the airline’s increasing presence in Florida (approximately 59% of our 2019 flights fly to or from Florida), John came up with and pursued the idea of building a resort in Florida to be filled from the millions of passengers we fly to Florida each year. This initiative will substantially increase our share of our passengers’ vacation spend, increase our profitability and value, and move us toward the vision of being a travel company.

In pursuit of this objective, John toured Florida and located approximately 22 acres of waterfront land on which to build a resort (“Sunseeker Resort” or the “Project”). John negotiated purchase contracts on 15 different parcels to create the assemblage on an anonymous basis. John closed on the properties and then continued the necessary work to create a one-of-a-kind project. He worked to create a favorable relationship with the Charlotte County Commissioners and other stakeholders in the area. He engaged a trusted construction colleague with whom he worked previously at MGM to head up the project design and construction. He has overseen and actively participated in the concept, design and all other aspects of the project. He has hired industry leaders and veterans to head up the planning and operation of the resort, food and beverage and group sales. While any new venture involves risk, the leadership team John has put together will mitigate that risk.

When evaluating John’s compensation against similarly titled individuals at other airlines, the Compensation Committee is recognizing that John is responsible for the transformation and expected value creation by expanding the Company’s horizon from being an airline to truly being a travel company with its own resort property to be integrated with the airline. Similarly titled individuals at other airlines are believed to be more in the nature of caretakers, tweaking business models to subtly impact revenues, costs, competitive advantages or working conditions in comparison with their direct competitors. None of these other executives is responsible for the transformation of their company’s business model as John is.

The Company is investing heavily in Sunseeker Resort, but the project is truly John’s creation. The compensation package in this Agreement recognizes John’s continuing contributions to the overall enterprise (through the grant of restricted stock vesting over time which serves as his base compensation) but then provides John with significant upside through a one-time performance driven bonus based on the EBITDA performance of the Project after the first full year of operations of each Phase. Based on input from financial advisors, the overall value to the Company can be calculated through a multiple of EBITDA and a corresponding bonus calculated. If Sunseeker Resort is solidly accretive to EBITDA as the Company expects, John will be rewarded, but the Sunseeker bonus is not guaranteed.

John’s compensation under this Agreement will be predominantly in shares of Company stock. As John is agreeing not to sell any of such stock before the end of the three-year term of this Agreement, John is committed to growing, and his remuneration is dependent on, the value of the Company as a whole.

W I T N E S S E T H

WHEREAS, the Company desires to continue to employ Executive as its president and Executive desires to continue to be so employed pursuant to and in accordance with the terms and conditions hereinafter set forth; and
NOW, THEREFORE, for and in consideration of the above premises, the terms and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Executive and the Company, it is hereby agreed as follows:
1.Employment. The Company hereby employs Executive and Executive hereby accepts employment by the Company upon all of the terms and conditions as are hereinafter set forth. Terms of employment with the Company are also governed by the Company’s employment policies in effect from time to time. The Company shall provide a copy of such employment policies to Executive upon request. In the event of any conflict between the terms of this Agreement and the generally applicable employment policies, the terms of this Agreement shall prevail.

2.Scope of Services.

A.Executive shall be employed by the Company as the president of the Company. Executive shall report to the Company’s Chief Executive Officer (“CEO”) and Board of Directors (“Board”). Executive’s duties shall include those inherent in the positions served and such other duties assigned to him by the CEO or the Board from time to time. Executive agrees that he will not be entitled to further compensation if his title is changed, his role is expanded or he is assigned additional duties under this Agreement.

Executive shall be entitled to serve on the Board so long as he is actively employed as an executive officer of the Company.
Executive’s services are mutually agreed to be unique personal services. Executive acknowledges that the Company is relying upon Executive’s experience, expertise and other qualifications in entering into this Agreement. Executive shall not assign or delegate any right, obligation or duty hereunder to any other person or entity without the express written consent of the Company.

B.During Executive’s period of service hereunder, Executive agrees to perform such services not inconsistent with Executive’s position as shall from time to time be assigned to Executive by the Company’s CEO or Board. During the term of this Agreement, except for disability, illness and vacation periods, Executive shall devote Executive’s full productive time, attention and energies to the position of president of the Company and its operating subsidiaries.

C.Executive shall be required to reside in Las Vegas, Nevada during his employment under this Agreement.

D.Executive’s expenditure of reasonable amounts of time in connection with outside activities, not competitive with the business of the Company, such as outside directorships or charitable activities, shall not be considered in contravention of this Agreement so long as such activities do not interfere with his performance of this Agreement. Further, it is understood and agreed by the parties hereto that Executive is entitled to engage in passive and personal investment activities not interfering with his performance of this Agreement.

3.Limitations of Duties. Executive shall not, without written consent first being given by the Company, which consent may be general authority from the Company:

A.Take part in activities detrimental to the best interests of the Company, including rendering any services to any other firm or entity which conflict or interfere with the performance of Executive’s duties hereunder.

B.Exceed any limitations on his authority that may be established by the Board.

C.Enter into any contract, oral or written, in the name of, for or on behalf of the Company other than in the ordinary course of business.

D.Use any money belonging to the Company or pledge its credit other than in the ordinary course of business.

E.Commit or suffer to be committed any act whereby the Company’s property may be subject to attachment or seizure.

F.Cause the Company to become a guarantor, surety or endorser or give any note for the benefit of any other person whomsoever.

Upon a breach of any provision under this Item 3, the Company shall have the right to terminate this Agreement for cause as set forth in Item 6E hereof and to pursue any other remedies available to the Company as a result of such breach.
Executive shall indemnify and hold the Company harmless from and against any and all damages, actions, causes of action, claims and other liabilities, contingent or otherwise, directed toward the Company by others as a result of Executive’s violation of any of the provisions of this Item 3.
4.Compensation.

A.Equity Grants. Upon the effective date of this Agreement, Executive will be granted 87,000 shares (the “2019 Grants”) of restricted stock under the Company’s 2016 Long-Term Incentive Plan.

As of January 31, 2020, the Company shall grant Executive on additional 18,000 shares (the “2020 Grants” and together with the 2019 Grants, the “Restricted Stock”) of restricted stock if he is then employed by the Company.

B.Restricted Stock. The Restricted Stock will be subject to the terms of Restricted Stock Agreements to be entered into between the Company and Executive to evidence this grant. The 2019 Grants will vest as follows: (i) one-third (1/3) or 29,000 shares upon the first anniversary of this Agreement; and (ii) the remaining two-thirds (55,000 shares) in four (4) equal semi-annual installments (14,500 shares each) commencing on the date that is eighteen (18) months after the date of grant. The 2020 Grants will vest as follows: (i) one-third or 6,000 shares on January 31, 2021; and (ii) the remaining two-thirds (12,000 shares) in four (4) equal semi-annual installments (3,000 shares each) commencing on the date that is eighteen (18) months after the date of the 2019 Grants. Unvested Restricted Stock will be subject to accelerated pro-rata vesting to the extent provided in this Agreement. Executive shall be entitled to vote all vested and unvested shares of Restricted Stock and to receive all dividends paid thereon, until and unless such time as such shares of Restricted Stock are forfeited in accordance with the terms of the Restricted Stock Agreement evidencing such grant.

C.Sunseeker Bonus. Executive shall be entitled to receive a bonus based on the performance of the Project during the first year of operations of Phase 1 of the Project and also based on the performance of the Project during the first year of operations of the Project after completion of any Subsequent Phase of the Project in accordance with the terms below. The Project shall include all development on the “Sunseeker Property” (the approximate 22-acres assembled by Executive on behalf of the Company).

(i)
Phase 1 of the Project consists of a hotel (estimated to consist of 510 rooms), two separate towers including 1-bedroom suites (70 estimated at this time), 2-bedroom suites (84 estimated at this time), 3-bedroom suites (35 estimated at this time) along with multiple restaurants and retail space, all of which will be operated by Sunseeker Florida, Inc. (“SFI”). The first year of operations of Phase 1 will be the twelve (12) calendar month period beginning on the first day of the first calendar month after opening day of Phase 1 as determined by the Board (the “Phase 1 Measurement Period”).

(ii)
Subsequent Phases of the Project will consist of such improvements to the Project on the Sunseeker Property as determined by the Board. The first year of operations of a Subsequent Phase will be the twelve (12) calendar month period beginning on the first day of the first calendar month after opening day of such Subsequent Phase as determined by the Board (the “Subsequent Phase Measurement Period”).

(iii)
The amount of the Sunseeker Bonus payable on completion of the first year of operations of Phase 1 shall be equal to ten percent (10%) of the difference between (x) the EBITDA (as hereinafter defined) for Phase 1 operations for such year multiplied by 13; minus (y) the total cost of Phase 1 (which will be the total Project Cost for the Project as contemplated under the TSSP construction loan agreement and which is currently estimated to be $470.0 million) with the result reduced by $6,500,000 (the “Bonus Credit”).

(iv)
The amount of the Sunseeker Bonus payable on completion of the first year of operations of a Subsequent Phase shall be equal to ten percent (10%) of the difference between (x) the EBITDA (as hereinafter defined) for the total Project for such year multiplied by 13; minus (y) the total cost of the entire Project through the completion of such Phase; ; provided, however, that the amount of bonus payable after completion of any Subsequent Phase Measurement Period shall be reduced by (A) the Bonus Credit and (B) the amount of any

Sunseeker Bonus paid to Executive after completion of the Phase 1 Measurement Period or any previous Subsequent Phase Measurement Period.

(v)
Executive hall be entitled to receive the bonus with respect to the performance of Phase 1 or a Subsequent Phase only: (a) if he is employed by the Company at the end of the Phase 1 Measurement Period or Subsequent Phase Measurement Period (as applicable), (b) if his employment with the Company is terminated during the respective Measurement Period without Cause or by Executive for Good Reason, (c) if his employment terminates during the respective Measurement Period as a result of his death or disability, or (d) if the initial term of this Agreement expires without renewal and the Subsequent Phase opens within one (1) year after such expiration. Except as provided in the immediately preceding sentence, no Sunseeker Bonus shall be payable after the expiration of the term of this Agreement as it may be extended.

(vi)
As soon as practicable after calculation of the Sunseeker Bonus with respect to the Phase 1 Measurement Period or any Subsequent Phase Measurement Period, the Company shall provide Executive with a copy of each calculation and provide Executive with an opportunity to comment on the calculation. If a dispute exists between the Company and Executive, the dispute shall be resolved by the Company’s independent registered accounting firm in its sole discretion or through such other alternative dispute resolution process as the parties may agree.

(vii)
The Sunseeker Bonus with respect to the Phase 1 Measurement Period and with respect to any Subsequent Phase Measurement Period shall be payable within thirty (30) days after its calculation and resolution of disputes with respect thereto.

(viii)
To the extent a Sunseeker Bonus is payable, the Board, by action of its Compensation Committee, shall determine whether to pay the Sunseeker Bonus in cash, in Company stock or partially in cash and Company stock. To the extent the Compensation Committee determines to pay the Sunseeker Bonus in cash, Executive shall have the right to require that such portion of the Sunseeker Bonus be paid in Company stock. For these purposes, the Company stock shall be valued at the closing price for such stock as of the end of the Phase 1 Measurement Period or Subsequent Phase Measurement Period, as applicable.

(ix)
For purposes of these calculations, EBITDA of the Project shall be calculated consistent with the principles used to calculate EBITDA for purposes of covenant compliance under the Company’s Credit and Guaranty Agreement dated February 5, 2019, with Barclays Bank as agent.

(x)	By way of example, below is an illustration of the calculation of the Sunseeker Bonus with respect to a Subsequent Phase Measurement Period based on the following assumptions:

Assumptions: Sunseeker EBITDA for Subsequent Phase Measurement Period	$ 70,000,000
Total Cost of Project (Phase 1 and Subsequent Phases)	$ 800,000,000
Sunseeker Bonus for Phase 1 Measurement Period	$ 1,000,000

Calculation

Assumed EBITDA	$ 70,000,000
x Multiple	x 13
$ 910,000,000

Assumed Cost of Project	800,000,000

Excess	$ 110,000,000
x 10%	10%
$ 11,000,000

Less: Bonus Credit	(6,500,000)
Less: Phase 1 Payment	(1,000,000)
Hypothetical Subsequent Phase Sunseeker Bonus Payable	$ 3,500,000

D.No Base Compensation. The equity grants described above are intended to be the sole base compensation payable to Executive under this Agreement. As such, Executive shall not be entitled to any base salary.

E.No Participation in Annual Cash Bonus Plan. The equity grants described herein are intended to be the sole compensation payable to Executive under this Agreement. As such, Executive shall not be entitled to participation in the Company’s annual cash bonus plan. However, Executive may be granted a discretionary cash bonus for extraordinary performance in such amount as may be determined by the Board in its sole discretion.

F.Participation in Future Equity Grants. In the event of extraordinary performance, the Board may, in its sole discretion, choose to provide an equity grant to Executive in such amount as the Board may determine. To the extent not applied to the Sunseeker Bonus, the Bonus Credit may be applied against the value of any equity grants or discretionary cash bonuses awarded to Executive in 2022 or after.

G.Fringe Benefits. The Company shall provide Executive health and dental insurance for Executive and his spouse (if married) at the Company’s cost and such vacation time, sick leave and other fringe benefits, including but not limited to participation in any pension, 401(k) and employee benefit plans that may be maintained by the Company from time to time as are made generally available to other management employees of the Company in accordance with Company policies. The Company reserves the right to change the benefits available under its benefit plans at any time or times.

H.Positive Space Travel. Executive shall be entitled to passes for air travel on the flights of the Company (and any successor-in-interest to the Company) for Executive and his spouse on a positive space basis at no cost to Executive.

I.Expense Reimbursement. In addition, the Company shall reimburse Executive for any expenses incurred by Executive in connection with the business of the Company, as approved by the Company. These expenses may include expenses for travel, business promotion, association memberships, and any other expenses as may be approved by the CEO or Board from time to time. The Company shall reimburse Executive for such out-of-pocket expenses by the tenth (10th) day of the month following the month in which such expenses were incurred (and appropriate documentation thereof has been provided to the Company). The Company may issue to Executive a company credit card. In such event, Executive agrees to use such card only for the expenses reimbursable under this paragraph. Executive agrees to keep the card securely. In the event of loss or theft, the issuing authority and the Company shall be informed immediately. The card shall be returned to the Company forthwith on the termination of Executive’s employment for any reason whatsoever.

J.Payroll Taxes. Executive shall bear full responsibility for the employee portion of all payroll taxes. Such amounts may be paid, at Executive’s request, by the cancellation of such number of shares of Restricted Stock or shares issued in fulfillment or all or a portion of the Sunseeker Bonus upon vesting as may be necessary to fund the payroll tax obligation based on a value equal to the closing stock price of the Company’s stock on the last trading day prior to the date of vesting.

K.Deductions. If any cash compensation is paid to Executive hereunder, then deductions shall be made from Executive’s salary for social security, Medicare, federal and state withholding taxes, and any other such taxes as may from time to time be required by governmental authority.

L.The compensation provided for Executive hereunder is inclusive of any fees received by Executive as an officer of the Company or any other company or corporate body in which Executive holds an office as a nominee or representative of the Company. Any such amounts received by Executive shall be paid over to the Company.

M.Clawback Agreement. In accordance with the Company’s clawback policy, Executive hereby agrees to reimburse the Company for all or any portion of any bonuses or incentive or equity-based compensation if the Compensation Committee in good faith determines: (a) the payment or grant was based on the achievement of certain financial results that were subsequently the subject of a material financial restatement (other than as a result of a change in accounting principles) and a lower payment or award would have occurred based upon the restated financial results; or (b) the Executive engaged in fraud or intentional misconduct related to the Company or its business. In each such instance, the Company will, to the extent practicable and allowable under applicable law, require reimbursement of any bonus or incentive or equity based compensation awarded or effect the cancellation of any unvested or deferred stock awards previously granted to the Executive in the amount by which the Executive’s bonus or incentive or equity based compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results, or such other amount as determined by the Compensation Committee, provided that the Company will not be entitled to recover bonuses or incentive or equity based compensation paid more than three years prior to the date the applicable restatement is disclosed.

N.Lock-Up. Executive agrees that he will not sell, pledge, margin or otherwise transfer any shares he receives as compensation under this Agreement, whether or not vested, on or before September 30, 2022. This lock-up restriction shall expire earlier if: (i) there is a change in control (as defined in the Company’s 2016 Long-term Incentive Plan), or (ii) Executive’s employment is terminated as a result of a termination by the Company without Cause, a resignation by Executive with Good Reason or as a result of Executive’s death or disability. This lock-up shall not preclude the withholding of shares for tax withholding purposes upon the vesting of shares granted hereunder.

5.Term. The initial term of this Agreement shall commence as of October 1, 2019 (the “Effective Date”) and shall continue until September 30, 2022. The Company upon written notice to Executive at least ninety (90) days prior to the expiration of the initial term may renew the term of this Agreement for an additional two (2) years. If the Company seeks to renew this Agreement for an additional two (2) year and Executive does not object to the renewal, then the following compensation provisions shall apply during the renewal term:

A.Equity Grants. As of October 1, 2022, Executive shall be granted 50,000 additional shares of Restricted Stock (the “Renewal Restricted Stock”) under the Company’s 2016 Long-Term Incentive Plan.

B.Renewal Restricted Stock. The Renewal Restricted Stock will be subject to the terms of a Restricted Stock Agreement to be entered into between the Company and Executive to evidence this grant. The Renewal Restricted Stock will vest as follows: (i) one-half (1/2) or 25,000 shares on October 1, 2023; and (ii) the remaining one-half (1/2) or 25,000 shares in two (2) equal semi-annual installments (12,500 shares each) on April 1, 2024 and October 1, 2024. Unvested Renewal Restricted Stock will be subject to accelerated pro-rata vesting to the extent provided in this Agreement. Executive shall be entitled to vote all vested and unvested shares of Renewal Restricted Stock and to receive all dividends paid thereon, until and unless such time as such shares of Restricted Stock are forfeited in accordance with the terms of the Renewal Restricted Stock Agreement evidencing such grant.

C.Sunseeker Bonus. The Sunseeker Bonus specified in Item 4C shall be payable if, when and to the extent earned as provided in Item 4C.

D.The provisions of Item 4D-4M shall continue to apply during the renewal term.

6.Termination:

A.This Agreement shall be terminated upon Executive’s death or upon a physician certified disability which permanently or indefinitely renders Executive unable to perform his usual duties on behalf of the Company. In the event of a termination for death or disability, all outstanding stock options, restricted stock grants and stock appreciation rights held by Executive at the time shall become vested on a pro rata basis through the end of the last calendar month ending on or before the Termination Date (as hereinafter defined). By way of example, if 14,500 shares of Restricted Stock are to vest on March 30, 2022 and the Termination Date is January 30, 2022 (four months after the last vesting date), then four-sixths or 9,667 of the shares of Restricted Stock to have vested on March 30, 2022, shall become vested on the January 30, 2022 Termination Date.

B.Executive may, without “Good Reason” (as defined in paragraph D below), terminate this Agreement by giving to the Company ninety (90) days prior written notice and such termination shall be effective on the date specified by Executive but in no event earlier than the ninetieth (90th) day following the date of such notice. In such event, Executive shall continue to render his services up to the Termination Date if so requested by the Company. In the event of such a resignation without Good Reason, all then unvested stock options, restricted stock grants and stock appreciation rights held by Executive shall be immediately forfeited.

C.The Company may, without “Cause” (as defined in paragraph E below), terminate this Agreement at any time by giving to Executive written notice and such termination shall be effective on the date specified by the Company. At the option of the Company, Executive shall immediately cease performing his duties hereunder upon receipt of the notice. If terminated without Cause pursuant to this paragraph C, Executive shall be entitled to continue to participate in the Company’s fringe benefits for six (6) months following Executive’s termination and all outstanding stock options, restricted stock grants and stock appreciation rights held by Executive at the time shall become vested on a pro rata basis through the end of the last calendar month ending on or before the Termination Date.

D.Executive may terminate this Agreement immediately for “Good Reason”. For purposes of this Agreement, Good Reason shall be defined as (i) failure of the Company to make any payment or provide any benefit to Executive hereunder, which failure is not cured within thirty (30) days after the Company’s receipt of written notice of such default, or (ii) a material diminution of Executive’s duties and responsibilities or his title without Executive’s consent; (iii) the imposition of a requirement on Executive to report to a new CEO or to another officer unless approved by Executive, or (iv) the principal location at which Executive is to perform his duties is relocated to a place more than fifty (50) miles from Las Vegas, Nevada. Any termination under this paragraph D shall take effect immediately upon the Company’s receipt of written notice from Executive after the expiration of any applicable cure period. If Executive terminates this Agreement for “Good Reason” pursuant to this paragraph D, Executive shall be entitled to continue to participate in the Company’s fringe benefits for six (6) months following Executive’s termination and all outstanding stock options, restricted stock grants and stock appreciation rights held by Executive at the time shall become vested on a pro a pro rata basis through the end of the last calendar month ending on or before the Termination Date.

E.The Company may terminate this Agreement immediately for “Cause”. For purposes of this Agreement, “Cause” shall be defined as any of the following: (i) Executive shall commit a felony or other act involving moral turpitude, which other act is materially detrimental to the Company; (ii) Executive shall knowingly commit any act of prohibited conduct as set forth in Item 3 of this Agreement; (iii) Executive shall commit any act, specifically including but not limited to drug or alcohol abuse, which act is materially harmful to the Company, or which in the reasonable opinion of the Company’s Board brings the Company into disrepute; (iv) Executive shall commit any act of fraud, dishonesty, theft or misappropriation, whether or not related to his activities on behalf of the Company, including providing false reports or accounts to the Company or deliberately making false statements about the Company, its services, employees, customers or suppliers; (v) intentional or repeated material neglect of Executive’s duties; (vi) breach by Executive of any other material provision of this Agreement; (vii) Executive shall become the subject of a bankruptcy proceeding or otherwise make an arrangement or composition with creditors generally; (viii) Executive shall engage in anti-social behavior (such as fighting, indecency, harassment, sexual or racial harassment or discrimination, intimidation of others, physical violence or assault) during the course of performing duties for the Company or against another employee outside of work; (ix) Executive shall have possession of illegal drugs at the Company’s workplace; or (x) Executive shall perform duties in a negligent or dangerous manner which causes or is likely to cause material loss or injury. This Agreement may not be terminated by the Company under subclause (v), (vi) or (x) of this Item unless and until the Company has provided Executive with written notice of such violative conduct and Executive has failed to cure (or fails to commence and thereafter diligently pursue the cure) such act within thirty (30) days after Executive’s receipt of such written notice; provided, however, that no right to cure shall be available for a second or subsequent violation of the same provision within any twelve (12) month period. Any termination under this paragraph E shall take effect immediately upon Executive’s receipt of written notice from the Company or expiration of any applicable cure period, whichever is later. The failure of the Company to terminate this Agreement for cause as a result of any of the foregoing at any one or more times shall not affect the Company’s ability to terminate this Agreement for cause as a result of the subsequent occurrence of any act giving rise to “cause” hereunder, provided that Executive is still provided with a notice to cure if applicable in accordance with the above. In the event of such a termination for Cause, all then unvested stock options, restricted stock grants and stock appreciation rights held by Executive shall be immediately forfeited.

F.Upon termination, Executive shall have no obligation to provide any additional services, and except as expressly provided above, the Company shall only be obligated pay to Executive the portion of any amounts due as of the termination date, together with all unreimbursed out-of-pocket expenses incurred by Executive.

G.Termination of Executive’s Obligations. Executive’s obligations under Items 7 and 8 of this Agreement shall survive the expiration of the term of this Agreement without renewal and termination of Executive’s employment as provided in such Item.

H.Resignation of Positions upon Termination. On the termination of this Agreement for any reason whatsoever, Executive shall at the request of the Company immediately resign (without prejudice to any claims which Executive may have against the Company arising out of this Agreement or the termination thereof) from all and any offices which Executive may hold as an officer or member of the Board of the Company and from all other appointments or offices which Executive holds as a nominee or representative of the Company and if Executive should fail to do so, the Company is hereby irrevocably authorized to appoint another person in Executive’s name and on Executive’s behalf to sign any documents or do anything necessary or requisite to effect such resignation(s) and/or transfers.

I.Termination Date. For all purposes of this Agreement the “Termination Date” shall refer to the effective date of termination as set forth above.

7.Restrictive Covenants. As a material inducement to the Company’s employment of Executive, the provisions of this Item 7 shall apply.

A.    For purposes of this Item, the following terms and provisions shall have the following meanings:
(i)    “Prohibited Business” shall mean the domestic airline business in the United States and the business of planning, designing, developing, constructing, marketing or operating a hotel in the State of Florida.
(ii)        “Prohibited Party” shall mean all hotels who (a) have contracted for hotel marketing services with the Company during the one (1) year period prior to the date of termination of employment, or (b) have been solicited as potential hotel partners of the Company at a meeting held at any time during the one (1) year period prior to the date of termination of employment of Executive.
(iii)       The “Prohibited Time Period” shall mean the period beginning on the date of execution hereof and ending on the date that is two (2) years after the termination of Executive’s employment with the Company.
(iv)    “Prohibited Employee” means any employee, independent contractor or consultant of the Company who worked for the Company or its subsidiaries at any time within six (6) months prior to the Determination Date.
(v)    “Determination Date” shall mean any date as of which a determination is being made as to who is a Prohibited Employee.
B.    Noncompete. Executive agrees that during the Prohibited Time Period, he shall not,  directly or indirectly (whether as officer, director, consultant, employee, representative, agent, partner, owner, stockholder or otherwise), for any reason, without the prior written consent of the Company, on his own behalf or in the service or on behalf of others, pursue the Prohibited Business.
C.            Executive covenants and agrees that during the Prohibited Time Period, he shall not, for any reason, directly or indirectly (whether as officer, director, consultant, employee, representative, agent, partner, owner, stockholder or otherwise),  enter into a transaction with a Prohibited Party as a result of which the Prohibited Party does, or is likely to, reduce the amount of business between the Prohibited Party and the Company.
D.    Executive agrees that during the Prohibited Time Period, he shall not, for any reason, without the prior written consent of the Company, on his own behalf or in the service or on behalf of others, hire any Prohibited Employee or request or induce any Prohibited Employee to terminate that person’s employment or relationship with the Company or to accept employment with any other person.
E.    The parties agree that: (i) the covenants and agreements of Executive contained in this Item are reasonably necessary to protect the interests of the Company in whose favor said covenants and agreements are imposed in light of the nature of the Company’s business and the professional involvement of Executive in such business; (ii) the restrictions imposed by this Item are not greater than are necessary for the protection of the Company in light of the substantial harm that the Company will suffer should Executive breach any of the provisions of said covenants or agreements; (iii) the covenants and agreements of Executive contained in this Item have been independently negotiated between the parties and served as a material inducement for the Company to enter into this Agreement; and (iv) the period of restriction referred to in this Item are fair and reasonably required for the protection of the Company.
F.    Executive acknowledges that a material breach by Executive of any part of this Item will result in irreparable and continuing damage to the Company and any material breach or threatened breach of the covenants provided in this Item shall be subject to specific performance by temporary as well as permanent injunction or any other equitable remedies of any court of competent jurisdiction without any requirement of the Company to post bond or prove actual economic damage.
G.    The covenants and agreements on the part of Executive contained in this Item shall be construed as agreements independent of any other agreement between Executive and the Company. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of each of such covenants and agreements or otherwise affect the remedies to which the Company is entitled hereunder.
H.    If the provisions of this Item 7 should ever be adjudicated to exceed the time or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, or other limitation permitted by applicable law.
8.Confidential Information.

A.During the period beginning on the execution date of this Agreement and ending on the third (3rd) anniversary of any termination or expiration of this Agreement, Executive agrees that he shall not, except in pursuit of the Company’s business or with the prior written consent of the Company, for his own benefit or for the benefit of any other person or entity:

(i)directly or indirectly disclose, reveal, report, duplicate or transfer any Confidential Information to any other person or entity outside of the Company;

(ii)directly or indirectly aid, encourage, direct or allow any other person or entity outside of the Company to gain possession of or access to Confidential Information;

(iii)directly or indirectly copy or reproduce Confidential Information, except as required as part of Executive’s duties; or

(iv)directly or indirectly use, sell or exploit any Confidential Information or aid, encourage, direct or allow any other person or entity to use, sell or exploit any Confidential Information.

This covenant shall not apply to any Confidential Information now or hereafter voluntarily disseminated by the Company to the public, or which otherwise has become part of the public domain through means other than a breach of Executive’s duty of confidentiality hereunder.  “Confidential Information”, for purposes of this Agreement, shall mean information of the Company that constitutes a trade secret or confidential information under Nevada law and shall include, but not be limited to,  all relevant information (whether or not reduced to writing and in any and all stages of development), concerning the Company and its services, plans, business practices, methods of operation, financial information, names or lists of names of employees, contractors, suppliers and customers, employee compensation and benefits, other personal employee information, interpretations, surveys, forecasts, marketing plans, construction and development plans, notes, reports, market analyses, specialized software and databases and other information related to suppliers and customers that could be used as a competitive advantage by competitors if revealed or disclosed to such competitors or to persons or entities revealing or disclosing same to such competitors; together with any and all extracts, summaries and photo, electronic or other copies or reproductions, in whole or in part, stored in whatever medium. Confidential Information also includes business information of the Company now known by Executive, or in Executive’s possession, or hereafter learned or acquired by Executive that derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use. Confidential Information may be written or oral, expressed in electronic media or otherwise disclosed, and may be tangible or intangible. Confidential Information also includes any information made available to the Company by its customers or other third parties and which the Company is obligated to keep confidential. Executive acknowledges that the Confidential Information is secret, confidential and proprietary to the Company and has been or will be disclosed to and/or obtained by Executive in confidence and trust for the sole purpose of using the same for the sole benefit of the Company.
B.Executive hereby acknowledges and agrees that (i) the Company has expended considerable and substantial time, effort and capital resources to develop the Confidential Information, (ii) the Confidential Information is innovative and must receive confidential treatment to protect the Company's competitive position in the market and the Company's proprietary interest therein from irreparable damage, (iii) Executive, by virtue of his relationship with the Company, has had and will have access to the Confidential Information, and (iv) the Confidential Information and all physical embodiments or other repositories of the same shall be and at all times remain the sole and exclusive property of the Company.

C.Since irreparable harm will otherwise result to the Company in the event of a breach or threatened breach by Executive of the provisions of Item 8A, the Company shall be entitled to an injunction restraining Executive from disclosing, in whole or in part, any Confidential Information, or from rendering any services to any person, firm, company, association or other entity to whom such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed. Executive waives any requirement for the Company to post a bond or prove actual economic damage prior to seeking injunctive relief.

9.Company Property.

A.Executive acknowledges that all recorded information, including without limitation all notes, memoranda, records, laboratory reports, documents, papers, computer disks, tapes or other storage media and all other papers and documents whatsoever which may have been prepared by Executive or have come into Executive’s possession or control in the course of employment with the Company (the “Documents”) and other materials owned or used by the Company shall at all times remain the sole property of the Company.

B.Executive agrees to promptly, upon request of the Company and in any event upon the termination of Executive’s employment with the Company for any reason whatsoever, forthwith return to the Company all property whatsoever belonging to the Company including, without limitation, any laptop computer belonging to the Company, security passes, credit cards and all copies of the Documents which have come into Executive’s possession or control in the course of employment with the Company and Executive shall not be entitled to and shall not retain any copies thereof.

10.Professional Responsibility.

A.Executive agrees that he will provide in connection with the performance of all services under this Agreement the skill and diligence normally provided by competent professionals in the performance of services similar to that contemplated by this Agreement.

B.Both parties acknowledge and agree that a fiduciary and confidential relationship has commenced and will continue to exist between them and that said relationship will continue during the term of this Agreement.

C.Executive represents that he has no conflicts of interest in rendering his professional services to the Company.

D.Executive shall not during the course of his employment (except as a representative or nominee of the Company or otherwise with the prior consent in writing of the Board) be directly or indirectly engaged, concerned or interested in any other business which: (i) is wholly or partly in competition with any business carried on by the Company by itself or in partnership, common ownership or as a joint venture with any third party; or (ii) is a supplier to or customer of the Company, provided that Executive may own not more than one percent (1%) of the issued shares of any company which is publicly held and listed on a national stock exchange or on the Nasdaq Stock Market.

E.Subject to any regulations from time to time issued by the Company, Executive shall not receive or obtain directly or indirectly any discount, rebate, commission or other inducement in respect of any sale or purchase of any goods or services effected or other business transacted (whether or not by Executive) by or on behalf of the Company and if Executive (or any firm or company in which Executive is directly or indirectly engaged, concerned or interested) shall obtain any such discount, rebate, commission or inducement, Executive shall account to the Company for the amount received by Executive or the amount received by such firm or company.

F.As an inducement to the Company to enter into this Agreement, Executive represents and warrants that: (i) he is not a party to any other agreement or obligation for personal services; (ii) there exist no impediments or restraints, contractual or otherwise, on Executive’s power, right or ability to enter into this Agreement and to perform his duties and obligations hereunder; (iii) the performance of his obligations under this Agreement do not and will not violate or conflict with any agreement relating to confidentiality, non-competition or exclusive employment to which Executive is or was subject; and (iv) Executive has not been involved in any legal proceedings that would be required to be disclosed in response to Item 401(f) of Regulation S-K promulgated under the Securities Act of 1933, as amended. As an inducement to Executive to enter into this Agreement, the Company represents and warrants that there exist no impediments or restraints, contractual or otherwise, on the Company’s power, right or ability to enter into this Agreement and to perform its duties and obligations hereunder.

11.Ownership of Works and Materials.

A.    Executive agrees that all Works (as defined below) and Materials (as defined below) are the sole and exclusive property of the Company.
B.    Executive also specifically acknowledges and agrees that any tangible expression of any Works or Materials were developed, made or invented exclusively for the benefit of and are the sole and exclusive property of the Company or its successors and assigns as “works for hire” under Section 201 of Title 17 of the United States Code.
C.    In the event that any Works or Materials are deemed not to be a work for hire, Executive agrees to assign, and does hereby irrevocably assign, to the Company all of his right, title and interest in and to such Works and Materials.  Executive further agrees to take any actions, including the execution of documents or instruments, which the Company may reasonably require to effect Executive’s assignment of rights pursuant to this Item 11C, and Executive hereby constitutes and appoints, with full power of substitution and resubstitution, the Company as Executive’s attorney-in-fact to execute and deliver any documents or instruments which Executive has agreed to execute and deliver pursuant to this Item 11C.
D.    Executive hereby waives and releases in favor of Company all rights in and to the Works and Materials and agrees that Company shall have the right to revise, condense, abridge, expand, adapt, change, modify, add to, subtract from, re-title or otherwise modify the Works and Materials without Executive’s consent.
E.    For purposes of this Item 11, “Works” means any work, studies, reports or analyses devised, developed, designed, formulated or reduced to writing by Executive at any time while Executive is or has been employed by the Company, including, without limitation any and all compositions or works of authorship, concepts, compilations, abridgments, or other form in which Executive may directly or indirectly recast, transform or adapt any of the foregoing.
F.    For purposes of this Item 11, “Materials” means any product, model, document, instrument, report, plan, proposal, specification, manual, tape, and all reproductions, copies or facsimiles thereof, or any other tangible item which in whole or in part contains, embodies or manifests, whether in printed, handwritten, coded, magnetic, digital or other form, any Works.
G.    In order to avoid any ambiguity in connection with the creation of any Work which Executive claims is not covered by this Agreement, Executive agrees to disclose in writing to the Company complete details on any Works that are devised, developed, designed, formulated or reduced to writing by Executive at any time while Executive is or has been employed by the Company.  Such disclosure shall be made promptly upon development, design or formulation with respect to any Works created while Executive is employed by the Company, and shall be disclosed in writing pursuant to such form as the Company may from time to time provide
12.Business Opportunities. For so long as Executive is employed by the Company, Executive will not, without the prior written consent of the Company (which consent may be withheld by the Company in the exercise of its absolute discretion), engage, directly or indirectly, in any business, venture or activity that Executive is aware or reasonably should be aware that the Company or any affiliate of the Company is engaged in, intends at any time to become engaged in, or might become engaged in if offered the opportunity, or in any other business, venture or activity if the Company reasonably determines that such activity would adversely affect the business of the Company or any affiliate thereof or the performance by Executive of any of Executive’s duties or obligations to the Company.

13.Privacy Waivers.

A.The Company reserves the right to stop and search any Executive or property of any employee when entering or leaving the Company’s premises.

B.The Company reserves the right to monitor at any time telephone calls, electronic communications and information transmitted on Company networks or on computer equipment which is owned by the Company or on computers on Company premises that are used for Company business.

14.Notice. All notices required or sent hereunder shall be sent by personal delivery, overnight priority mail via a nationally recognized overnight delivery company, or by certified mail, return receipt requested to the address of the party entitled to receive the notice as set forth above. Notices sent in accordance with this paragraph shall be deemed received upon personal delivery, one (1) business day after delivery to a nationally recognized overnight delivery company or five (5) days after mailed, as aforesaid.

15.Breach by the Company. If there is a dispute regarding the payment of any sum by the Company hereunder, the Company shall not be deemed to have failed to have made a payment hereunder if pending the resolution of such dispute, the Company pays the amount in dispute into court or into an escrow account at the Company’s bank or with the Company’s counsel.

16.Remedies Not Exclusive. The rights, remedies and benefits herein expressly specified are cumulative and not exclusive of any rights, remedies or benefits which any party may otherwise have.

17.Invalid Provisions. The invalidity of any one or more of the clauses or words contained in this Agreement shall not affect the reasonable enforceability of the remaining provisions of this Agreement, all of which are inserted herein conditionally upon being valid in law; and in the event that one or more of the words or clauses contained herein shall be invalid, this instrument shall be construed as if such invalid words or clauses had not been inserted or, alternatively, said words or clauses shall be reasonably limited to the extent that the applicable court interpreting the provisions of this Agreement considers to be reasonable.

18.Binding Effect. This Agreement, as it relates to restrictions applicable to Executive, is a personal contract and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated. However, this Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns including, without limitation, any corporation or other entity into which Company is merged or which acquires all or substantially all of the outstanding ownership interests or assets of Company.

19.Jurisdiction. Each of the undersigned further agrees that any action or proceeding brought or initiated in respect of this Agreement may be brought or initiated in the United States District Court for the State of Nevada or in any District Court located in Clark County, Nevada, and each of the undersigned consents to the exercise of personal jurisdiction and the placement of venue in any of such courts, or in any jurisdiction allowed by law, in any such action or proceeding and further consents that service of process may be effected in any such action or proceeding in the manner provided in Section 14.065 of the Nevada

Revised Statutes or in such other manner as may be permitted by law. Each of the undersigned further agrees that no such action shall be brought against any party hereunder except in one of the courts above named.

20.Attorney’s Fees. In the event an action is taken by either party to enforce this Agreement or resolve a dispute in connection herewith, the prevailing party shall be entitled to recover the costs incurred with the prosecution and defense of such action, including reasonable attorney’s fees.

21.Miscellaneous. This Agreement shall be construed under and governed by the laws of the State of Nevada other than its conflicts of laws principles. This Agreement contains the complete understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings and negotiations relating to the same subject matter, specifically including but not limited to that certain Employment Agreement dated as of September 9, 2016, which is hereby superseded in its entirety. This Agreement may only be modified by a written instrument signed by each of the parties hereto. No provisions of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. Failure to require strict compliance with any term or provision of this Agreement shall not constitute a waiver of a party’s right to insist upon strict compliance with each and every provision of this Agreement. No waiver of any terms and conditions of this Agreement shall be deemed to be a waiver of any subsequent breach of that or any other term of condition. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and same instrument. The provisions of Item 3 (the last paragraph), 4C, 4M, 4N, 6H, 7, 8, 9, 11 and 14 through 21 shall survive the termination of this Agreement and Executive’s employment with the Company. This Agreement may be executed by any party by delivery of a facsimile or pdf signature, which signature shall have the same force as an original signature. Any party which delivers a facsimile or pdf signature shall promptly thereafter deliver an originally executed signature to the other party; provided, however, that the failure to deliver an original signature page shall not affect the validity of any signature delivered by facsimile or pdf. The paragraph headings contained in this Agreement are for reference only and shall not be deemed to impart substantive meeting to any provision of this Agreement. Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request and direction of the parties, at arm’s length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms and without favor to any party.

IN WITNESS WHEREOF, this Agreement has been signed, sealed and delivered as of the date and year first above written.

EXECUTIVE:

/s/ John Redmond
JOHN REDMOND

COMPANY:

ALLEGIANT TRAVEL COMPANY

By: /s/ Maurice J. Gallagher, Jr.

Title: Chief Executive Officer